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                                                                   EXHIBIT 10.34


                    FIFTH AMENDMENT TO OFFICE LEASE AGREEMENT


         This FIFTH AMENDMENT TO OFFICE LEASE AGREEMENT (the "Fifth Amendment") is entered into by and between WIREDZONE PROPERTY, L.P., successor-in-interest to Chevron U.S.A., Inc. ("Landlord"), with its address for notice at 6060 North Central Expressway, Suite 642, Dallas, Texas 75206, and TELESCAN, INC. ("Tenant"), with its address for notice at 5959 Corporate Drive, Houston, Texas 77036. Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as ascribed to such terms in the Lease (as hereinafter defined).

                              W I T N E S S E T H:

         WHEREAS, pursuant to the provisions of that certain Office Lease Agreement dated November 8, 1995 (as amended from time to time, the "Lease"), executed by Landlord, as landlord, and Tenant, as tenant, Tenant leased the Premises;

         WHEREAS, the initial Lease Term will expire by its terms on January 31, 2007;

         WHEREAS, Tenant has requested that Landlord modify the Term of the Lease and relocate the Premises to certain space located in Suite LL-250 of the Building, and Landlord and Tenant now desire to amend certain terms and provisions of the Lease in order to reflect such reduction in Lease Term and Premises relocation and to memorialize certain other agreements and clarifications between the parties.

         NOW, THEREFORE, for and in consideration of the premises, the agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Landlord and Tenant do hereby expressly agree, covenant and acknowledge as follows:

         1. TERM OF LEASE. Landlord and Tenant agree that the Term of the Lease is hereby reduced and that the Term will now expire on April 30, 2004 (the "Expiration Date") as opposed to January 31, 2007. In addition, the parties hereto agree that the renewal option set forth in Article 28 of the Lease is hereby deleted and shall no longer be applicable.

         2. BASE RENT. Commencing on the Relocation Date (as herein defined) and continuing throughout the remainder of the Term of the Lease (as reduced hereby), Tenant shall pay Base Rent in the amounts set forth in Rider No. 106 attached hereto, which Tenant agrees to pay to Landlord at P.O. Box 972170 Dept. Code 7001, Dallas, Texas 75397-2170 (or at such other place as Landlord from time to time may designate in writing) in advance and without demand or offset on the first day of each calendar month commencing May 1, 2002 and continuing during and throughout the remainder of the Term. In addition, Rider No. 106 attached hereto and incorporated herein shall supersede all prior schedules of Base Rent attached to or included in the Lease. Landlord agrees that it shall promptly credit any overpayment of Base Rent made by Tenant on April 1, 2002, to the extent of such overpayment for the period of time from the Relocation Date to April 30, 2002, against future charges payable by Tenant under the Lease. With regard to Tenant's payment of


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Additional Rent, effective on the Relocation Date the ratio shall be reduced to
1.7% of Operating Expenses.

         3. RELOCATED PREMISES. Effective on the Relocation Date, which shall be defined as 11:59 p.m. CST on May 7, 2002, Landlord hereby leases to Tenant 9,495 square feet of rentable area (the "Relocated Premises") situated at 5959 Corporate Drive, Suite LL-250 of the Building and more particularly described on the floor plan attached hereto as Exhibit "A." Effective on the Relocation Date, the defined term "Premises," when used in the Lease, as amended by this Fifth Amendment, shall hereafter be deemed to mean and refer to the Relocated Premises. Notwithstanding the definition of "Relocation Date," Landlord agrees that as to Tenant's existing data center (approximately 3,500 square feet) as shown more particularly on Exhibit "J" attached hereto, Tenant shall have until 11:59 p.m. CST on May 12, 2002 to relocate such data center. In addition, Tenant acknowledges that any rights under Article 29 (Expansion) of the Lease shall no longer be applicable following the Relocation Date and that Article 29A (Storage Space) of the Lease shall no longer be applicable following the Relocation Date. If Tenant fails to vacate the Original Premises by the Relocation Date, or if Tenant fails to vacate its existing data center within five days after the Relocation Date, Tenant will pay a penalty to Landlord to compensate Landlord for its losses suffered as a result of such delay. Such penalty shall be paid in seven (7) equal monthly installments totaling the sum of the Base Rent on the Original Premises for a period of seven months. This payment is in addition to the Relocated Premises Fee described in Paragraph 4 below which shall be payable as set forth therein. Such penalty payments shall begin on May 1, 2002 and continue through November 1, 2002. Notwithstanding the foregoing, if Tenant's failure to vacate the Original Premises or its data center by the referenced dates is due solely to the actions or inactions of Landlord (excluding any contractor delays or other delays by Tenant or its agents), Tenant shall not incur the aforementioned penalty; provided, however, that in all events Tenant will remain liable for the payment of the Relocated Premises Fee. All payments that are due pursuant to the terms of Paragraph 3 and 4 of this Fifth Amendment shall constitute rent, such that Tenant's failure to pay same shall constitute a monetary default under the Lease.

         4. ORIGINAL PREMISES. Landlord and Tenant do hereby agree with the execution of this Fifth Amendment that on or before the Relocation Date, Tenant will vacate and surrender its original Premises of 77,116 Net Rentable Area located in Suite 2000 of the Building (the "Original Premises") in accordance with the surrender provisions set forth in Section 19.01 of the Lease. Tenant shall pay to Landlord a Relocated Premises Fee equal to two (2) months of Base Rent for the Original Premises. The Relocated Premises Fee shall be paid in equal installments of $94,788.42. The initial installment will be paid on June 1, 2002; the second and final installment will be paid on August 1, 2002. Landlord hereby agrees to surrender toTenant on the Relocation Date, all furniture, fixtures and equipment ("FF&E") located in the Premises as of the date hereof, excluding the equipment identified in EXHIBIT "I" hereto. Effective upon the Relocation Date, Tenant hereby assigns, transfers, sets over and delivers to Landlord all of Tenant's rights, title and interest in and to any and all leasehold improvements in the Original Premises and any other property remaining in the Original Premises as of the Relocation Date and this provision shall constitute a bill of sale under applicable Texas law.

         5. INSTALLATION OF IMPROVEMENTS. As an additional condition of this Fifth Amendment whereby Landlord is agreeing to allow Tenant to lease the Relocated Premises and significantly

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reduce the square footage of the Original Premises, Tenant agrees that on or before the Relocation Date, Tenant, at Tenant's sole cost and expense, will install or cause to be installed in Suite LL-250 physical improvements aggregating at least $150,000.00, in accordance with Tenant's architectural plans as approved by Landlord. All such tenant improvements will be subject to the prior written approval of Landlord. In addition, all such improvements will be completed in a good and workmanlike manner, lien-free, and the construction of same will comply with all Building construction guidelines and policies, including, without limitation, Landlord's prior approval of the general contractor and subcontractors before any work commences. Tenant acknowledges that the terms of Article 3 of the Lease shall not be applicable to the build-out of the Relocated Premises and are hereby deleted in their entirety.

         6. TERMINATION FOR THE CONVENIENCE OF TENANT. Provided there is no Event of Default under the Lease which has not been cured or waived, and Tenant has complied with all of the terms and provisions of this Agreement or such failure to comply has been cured or waived, Tenant may cancel the Lease without penalty effective at any time after April 30, 2003, upon one hundred and eighty (180) days' prior written notice to Landlord.

         7. FUTURE RELOCATION OF PREMISES. Landlord reserves the right to designate another location in the Building for the Premises at any time during the Term, and if Landlord elects to so designate a new location for the Premises, Tenant will vacate the old Premises and move into the new Premises (which will contain substantially the same number of square feet of Rentable Space as the old Premises) when the finish-out improvements therein are substantially completed; provided, however, that Tenant shall be notified in writing at least thirty (30) days prior to said relocation, and Landlord shall pay all reasonable out-of-pocket moving expenses and all reasonable expenses for redesigning and constructing the new Premises in a manner reasonably comparable to the design of the old Premises.

         8. PARKING. Following the Relocation Date, Tenant shall only be permitted to utilize one (1) covered reserved parking space. All other parking rights shall be reduced based upon Article 22 of the Lease, except that the parking ratio set forth in Article 22 of the Lease shall be based upon a formula of five (5) parking spaces per 1,000 square feet of Net Rentable Area in the Relocated Premises.

         9. UTILITIES. Following the Relocation Date, Tenant's rights under Article 7 of the Lease, Section 7.02, third paragraph to certain utility services set forth in the Lease, as modified by the Second Amendment to the Lease, shall be further modified as follows: Landlord shall allow Tenant a connected load of up to 75 kva (at 480 volts) of UPS power. Tenant will be responsible for an allocated share of the costs of maintenance and repairs for the UPS. Such allocation will be calculated based on Tenant's pro rata usage, as a percentage of total UPS used, basis. Notwithstanding anything to the contrary herein, to the extent that Tenant's connected load exceeds 20 kva of UPS power, Tenant shall reimburse Landlord at a rate of $50.00 per kva per annum, payable on a monthly basis upon Landlord's billing.

         10. ACCESS. Tenant agrees to provide unlimited and unrestricted access during the hours between 8:00 a.m. and 5:00 p.m. Monday through Friday to MFS, another tenant in the Building who maintains a telephone closet which will only be accessible through the Relocated Premises. If

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Tenant fails to provide such access, or if MFS needs access at a time other than between 8:00 a.m. and 5:00 p.m. Monday through Friday, Landlord shall be permitted to make such access through Tenant's space available to MFS on an as needed basis; provided, however, that Landlord or Landlord's agent shall accompany MFS at all times such access is being utilized by MFS. At no time shall Landlord give MFS either unescorted access or a key to the Relocated Premises.

         11. NO CONCESSIONS. Tenant understands that, Landlord shall have no obligation to provide any concessions such as tenant improvements or pay any brokerage commissions in connection with the execution of this Fifth Amendment, and Tenant hereby indemnifies Landlord for any brokerage commission alleged by any party as a result of the execution of this Fifth Amendment.

         12. NO DEFENSES; NO REPRESENTATIONS OR WARRANTIES; RATIFICATION. Landlord and Tenant hereby acknowledge, confirm and agree that, as of the date of this Fifth Amendment, no disputes exist between Landlord and Tenant, neither Landlord nor Tenant is in default under the terms of the Lease and the Lease is in full force and effect. Tenant hereby further acknowledges and agrees that, as of the date of this Fifth Amendment, Tenant has no claims against Landlord and has no defenses or offsets to the full and timely performance by Tenant of each of its duties and obligations under the Lease, whether monetary or otherwise. Tenant hereby further acknowledges that neither Landlord nor any agent or representative of Landlord has made any representation, warranty, assurance or covenant as to the physical characteristics of the Relocated Premises. Further, Tenant represents and warrants to Landlord that Tenant has conducted all such investigations as are necessary or appropriate to confirm the acceptability of the physical condition and characteristics of the Relocated Premises, the size and dimensions of the Relocated Premises and the suitability of the Relocated Premises for Tenant's intended use, and that Tenant is not relying upon or otherwise basing its decision to lease the Relocated Premises on any representations or warranties as to such matters made by or on behalf of Landlord. Except as herein provided, all of the provisions of the Lease shall remain in full force and effect as previously written. If any provisions of this Fifth Amendment and any provisions of the Lease shall conflict, then the provisions of this Fifth Amendment shall govern.

         13. CONTINGENT ON OTHER LEASE. Tenant acknowledges that the terms and provisions of this Fifth Amendment are subject to Landlord's execution of a lease for the Original Premises with another tenant on or before April 9, 2002, on terms and conditions acceptable to Landlord in Landlord's sole discretion. In the event such agreement is not consummated by that date, the terms and provisions of this Fifth Amendment shall be automatically null and void.

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         IN WITNESS WHEREOF, Landlord and Tenant have executed this Fifth
Amendment to Lease Agreement as of the ___ day of April, 2002.



                                  LANDLORD:
                                  ---------

                                  WIREDZONE PROPERTY, L.P.

                                  By:      WiredZone Property GenPar, LLC,
                                           its general partner

                                  By:      AP-Prescott, L.P.,
                                           its manager


                                  /s/ JUDSON L PANKEY   President
                                  ----------------------
                                  Judson L Pankey



                                  TENANT:
                                  -------

                                  TELESCAN, INC.

                                  /s/ PAUL A HELBLING   Chief Financial Officer
                                  ----------------------
                                  Paul A Helbling